ALTISOURCE RESIDENTIAL CORPORATION

ARTICLES OF AMENDMENT

Altisource Residential Corporation, a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended by changing the name of the class of stock designated as “Class B Common Stock” to be named “Common Stock,” and by striking all occurrences of the phrase “Class B Common Stock” and replacing such phrase in each instance with the phrase “Common Stock.”

SECOND: These Articles of Amendment to the charter of the Corporation were advised, authorized and approved by the board of directors of the Corporation in accordance with the requirements of section 2-605 of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles to be the act of the Corporation, and affirms, under the penalties of perjury, that to the best of the undersigned's knowledge, information, and belief, the matters and facts stated in these Articles are true in all material respects.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf on this 4th day of April, 2013.

ATTEST:			ALTISOURCE RESIDENTIAL CORPORATION

By:	/s/ Stephen H. Gray	By:	/s/ William C. Erbey
	Stephen H. Gray, General Counsel and Secretary		William C. Erbey, Chairman of the Board